UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): May 25, 2006
SanDisk Corporation
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-26734	77-0191793
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer Identification
Incorporation or		No.)
Organization)

601 McCarthy Boulevard, Milpitas, CA	95035
(Address of Principal Executive Offices)	(Zip Code)
(408) 801-1000
(Registrant’s Telephone Number, Including Area Code)
140 Caspian Court, Sunnyvale, California 94089
(Former name or former address, if changed since last report.)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 240.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
2005 Incentive Plan Amendments.
     The Board of Directors (the “Board”) of SanDisk Corporation (the “Registrant”) has previously approved amendments to the SanDisk Corporation 2005 Incentive Plan (the “2005 Plan”) that would (i) increase the number of shares of the Registrant’s common stock (“Common Stock”) that may be delivered pursuant to awards granted under the 2005 Plan by an additional 15,000,000 shares, which is expected to be used over multiple years, and (ii) give the Registrant the flexibility to grant certain performance-based awards that would be payable in cash and would be designed to satisfy the requirements for deductibility of compensation under Section 162(m) of the U.S. Internal Revenue Code. The Registrant’s stockholders approved the 2005 Plan amendments at the annual stockholders meeting held on May 25, 2006.
     The following summary of the 2005 Plan is qualified in its entirety by reference to the text of the 2005 Plan, which was previously filed as Annex A to the Registrant’s proxy statement dated April 12, 2006.
     The 2005 Plan consists of three separate incentive programs: (i) the discretionary grant program under which eligible individuals may be granted options to purchase shares of Common Stock at the fair market value per share on the grant date or stock appreciation rights with a base price equal to the fair market value of the Common Stock on the grant date; (ii) the stock issuance and cash bonus programs under which eligible persons may be issued shares of Common Stock pursuant to restricted stock awards, restricted stock units or other stock-based awards, which may be subject to time-based and/or performance-based vesting requirements, and cash bonus opportunities intended to qualify as performance-based compensation under Section 162(m) of the U.S. Internal Revenue Code (“Section 162(m)”); and (iii) the automatic grant program for the non-employee members of the Registrant’s board of directors pursuant to which new and continuing non-employee board members are to receive grants (in the form of stock options and/or restricted stock or restricted stock units) automatically at periodic intervals over their period of board service. Participation in the discretionary grant and stock issuance and cash bonus programs is limited to employees of the Registrant and its subsidiaries, non-employee members of the Registrant’s board of directors or the board of directors of any subsidiary, and consultants and other independent advisors in the service of the Registrant or any subsidiary.
     The maximum number of shares of Common Stock that may be issued or transferred pursuant to awards under the 2005 Plan equals the sum of (1) 20,700,000 shares (after giving effect to the 2005 Plan amendments), plus (2) the number of any shares subject to stock options granted under the Registrant’s 1995 Stock Option Plan or the Registrant’s 1995 Non-Employee Directors Stock Option Plan and outstanding as of May 27, 2005 that expire, or for any reason are cancelled or terminated, after that date without being exercised. No participant in the 2005 Plan may receive option grants, stand-alone stock appreciation rights, direct stock issuances (whether vested or unvested) or other stock-based awards for more than 1,000,000 shares of Common Stock in any single calendar year. The maximum number of shares which may be issued without cash consideration under the stock issuance program may not exceed ten percent (10%) of the total number of shares of Common Stock from time-to-time authorized for issuance under the 2005 Plan.
     The Board or one or more committees appointed by the Board administers the 2005 Plan. The Board has delegated general administrative authority for the 2005 Plan to the Compensation

Committee of the Board (the “Compensation Committee”). The plan administrator has full power and authority (subject to the express terms of the 2005 Plan) to select the individuals who are to receive awards under the discretionary grant and stock issuance and cash bonus programs and to determine the time or times when those awards are to be made, the number of shares and the vesting schedule applicable to each award and the remaining terms and conditions of each such award.
     As is customary in incentive plans of this nature, each share limit and the number and kind of shares available under the 2005 Plan and any outstanding awards, as well as the exercise or purchase price of awards, and performance targets under certain types of performance-based awards, are subject to adjustment in the event of certain reorganizations, mergers, combinations, recapitalizations, stock splits, stock dividends, or other similar events that change the number or kind of shares outstanding, and extraordinary dividends or distributions of property to the stockholders.
Grant of Performance-Based Cash Bonus Awards.
     The Compensation Committee previously approved, subject to stockholder approval of the 2005 Plan amendments at the Annual Meeting, performance-based bonus awards for 2006 under the 2005 Plan that are payable in cash and intended to satisfy the requirements for tax deductibility under Section 162(m) as described above. These awards became effective upon stockholder approval of the 2005 Plan amendments. The recipients of the awards are Eli Harari, Sanjay Mehrotra, Judy Bruner, Nelson Chan, Yoram Cedar and Randhir Thakur. The target bonus awards are 100% of base salary for Dr. Harari, 85% of base salary for Mr. Mehrotra, and 75% of base salary for Ms. Bruner, Messrs. Chan and Cedar and Dr. Thakur. The bonuses payable under the awards range from 0% of the target bonus up to a maximum of 375% of the target bonus based on the Registrant’s 2006 revenue and 2006 after-tax income, excluding stock compensation and acquisition related charges. The Compensation Committee will retain discretion to reduce, but not increase, the amount of the bonus payable pursuant to each executive’s award based on individual performance during 2006.
Amendment to Indemnification and Reimbursement Agreement.
     Separately, on May 29, 2006, the Registrant entered into Amendment No. 2 (the “Amendment”) to Indemnification and Reimbursement Agreement dated as of April 10, 2002, as amended on May 29, 2002 (as amended, the “Indemnification Agreement”) with Toshiba Corporation (“Toshiba”). As previously disclosed in the Registrant’s Quarterly Report on Form 10-Q for the fiscal quarter ended June 30, 2002, in May 2002, FlashVision, the Registrant’s 49.9%-owned business venture with Toshiba, secured an equipment lease arrangement of approximately 37.9 billion Japanese yen, or approximately $337 million based upon the exchange rate at May 31, 2006, with a syndicate of Japanese lenders. Under the terms of the lease, Toshiba guaranteed these commitments on behalf of FlashVision and the Registrant agreed to indemnify Toshiba for certain liabilities Toshiba incurs as a result of Toshiba’s guarantee of the FlashVision equipment lease arrangement. Under the terms of the Indemnification Agreement, if FlashVision fails to meet its lease commitments, and Toshiba fulfills these commitments under the terms of Toshiba’s guarantee, then the Registrant will be obligated to reimburse Toshiba for 49.9% of any claims and associated expenses under the lease, unless the claims result from Toshiba’s failure to meet its obligations to FlashVision or its covenants to the lenders.

     In May 2006, in connection with the expiration of the original equipment lease arrangement, FlashVision secured a new equipment lease arrangement of approximately 15 billion Japanese yen, or approximately $134 million based upon the exchange rate at May 31, 2006, with a syndicate of Japanese lenders for an additional three years until May 2009, on terms substantially similar to those of the original lease arrangement. In connection therewith, the Registrant entered into the Amendment solely for the purpose of applying the terms of the Indemnification Agreement to the new equipment lease arrangement. No amount remains outstanding under the original equipment lease arrangement.
     As of May 31, 2006, the maximum amount of the Registrant’s contingent indemnification obligation was approximately 7.5 billion Japanese yen, or approximately $67 million based upon the exchange rate at May 31, 2006.
     The foregoing summary of the material terms of the Amendment is qualified by reference in its entirety to the full text of the Amendment, which will be filed as an exhibit to the Registrant’s Quarterly Report on Form 10-Q for the quarter ending July 2, 2006.
Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
     The disclosure in Item 1.01 under the heading “Amendment to Indemnification and Reimbursement Agreement.” is incorporated by reference herein.
Item 5.03. Amendments to Articles of Incorporation or Bylaws; Change in Fiscal Year.
     The Board had previously approved an amendment to Section A of Article IV of the Registrant’s Amended and Restated Certificate of Incorporation to increase the Registrant’s authorized common stock from 400,000,000 shares to 800,000,000 shares (the “Common Stock Increase”), subject to stockholder approval. The Registrant’s stockholders approved the Common Stock Increase at the annual stockholders meeting held on May 25, 2006. On May 26, 2006, the Registrant filed a Certificate of Amendment to its Amended and Restated Certificate of Incorporation effectuating the Common Stock Increase.
     A copy of the Certificate of Amendment to the Amended and Restated Certificate of Incorporation of the Registrant is filed herewith as Exhibit 3.1 and is incorporated herein by reference.
Item 9.01. Financial Statements and Exhibits.

Exhibit No.	Description
3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of SanDisk Corporation dated May 26, 2006.

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

SanDisk Corporation (Registrant)
	By:	/s/ Judy Bruner
Date: June 1, 2006		Judy Bruner
Executive Vice President, Administration and Chief Financial Officer (Principal Financial and Accounting Officer)

EXHIBIT INDEX

Exhibit No.	Description
3.1	Certificate of Amendment to the Amended and Restated Certificate of Incorporation of SanDisk Corporation dated May 26, 2006.